May 20, 2009

Securities and Exchange Commission

100 F. Street, NE

Washington DC 20549

Dear Ladies and Gentlemen:

We were the independent registered public accounting firm for MacroSolve, Inc. (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrants Certifying Accountants” of the Company’s Current Report on Form 8-K dated May 20, 2009. (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to us.

Sincerely,

/s/ HoganTaylor LLP